FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-197550-02

----- Original Message -----
From: Rbs Abs Syndicate (RBS SECURITIES INC) [mailto:rbsgc.abs@bloomberg.net]
Sent: Wednesday, November 19, 2014 04:30 PM
Subject: :NEW ISSUE CMBS: WFRBS 2014-C25 PUBLIC IO * CORRECTION Pricing Details*

NEW ISSUE CMBS: WFRBS 2014-C25 PUBLIC IO *Pricing DetailS

CO-LEAD MANAGERS & JT BOOKRUNNERS: RBS AND WELLS FARGO SECURITIES
CO-MANAGER: DEUTSCHE BANK SECURITIES

OFFERED CERTIFICATES – PUBLIC
CLASS	D/MDY/MSTR	$SIZE(MM)*	~PROCEEDS	($MM)	LVL	Coupon Yield	Price
X-A	AAA(sf)/NR/AAA	686.381	~46.6	170.9604		3.9164	6.7855
X-B	AAA(sf)/NR/AAA	129.176	~3.8	175.3229		4.0767	2.9659
*NOTIONAL

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$875,766,284
NUMBER OF LOANS:	59
NUMBER OF PROPERTIES:	73
WA CUT-OFF LTV:	62.0%
WA BALLOON LTV:	55.0%
WA U/W DSCR:	1.91x
WA U/W NOI DEBT YIELD:	11.3%
WA MORTGAGE RATE:	4.411%
TOP TEN LOANS %:	56.4%
WA TERM TO MATURITY (MOS):	114
WA AMORTIZATION TERM (MOS):	357
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB (42.6%), RBS (17.0%), RIALTO (16.8%),
SPREF (12.1%), BASIS (6.4%), C-III (4.1%)
LIG I (1.1%)

TOP 5 PROPERTY TYPES:	MULTIFAMILY (32.5%), RETAIL (31.0%),
OFFICE (11.5%), HOSPITALITY (10.3%),
OTHER (5.9%)

TOP 5 STATES:	FL(14.6%), TX(12.8%), CO(11.4%), OH(10.3%), MO(8.6%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	CWCAPITAL ASSET MANAGEMENT, LLC
SUBORDINATE CLASS REP:	AN AFFILIATE OF SEER CAPITAL MANAGEMENT, LP

DOCUMENTS & TIMING
TERM SHEET, ANNEX A:	AVAILABLE
PRELIMINARY FWP:	AVAILABLE
PRESALE REPORTS:	AVAILABLE
ANTICIPATED PRICING:	WEDNESDAY (11/19)
ANTICIPATED SETTLEMENT:	DECEMBER 12, 2014

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov . Alternatively, RBS Securities Inc. will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071.

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